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                                                                    EXHIBIT 99.1


                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                    COAST LITIGATION TRUST ANNOUNCES FILING
            OF OPPOSITION TO GOVERNMENT MOTION FOR SUMMARY JUDGMENT

          PASADENA, California, September 19, 2000 - The Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") (NASDAQ:CCPRZ) announced today that on September 13, 2000 an opposition and cross-motion for partial summary judgment was filed by Coast Federal as the plaintiff in Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")).

          Coast Federal's opposition was filed in response to the government's motion, filed on August 23, 2000, seeking summary judgment denying the damage claims asserted by Coast Federal. Coast Federal's opposition asks the Claims Court to reject the government's motion and Coast Federal's cross-motion requests the Claims Court to enter partial summary judgement for Coast Federal that (i) the capital credit received by Coast Federal in connection with its 1987 acquisition of Central Savings and Loan Association of San Diego was a permanent addition to Coast Federal's regulatory capital and (ii) the damages suffered by Coast Federal from the government's breach of contract were foreseeable.

          The government is required to file its response to Coast Federal's opposition and cross-motion by September 27, 2000. Coast Federal will have until October 4, 2000 to file its reply to the government's response. Oral argument on the government's summary judgment motion and Coast Federal's cross-motion is scheduled to be heard on October 11, 2000.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. ("Coast Savings"), merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##